Exhibit 99.1
Media Contact:
Rosemary Hanratty
Director of Marketing
StarTek
Tel +1 303.262.4144
720.314.1042
E-mail: rosemary.hanratty@startek.com

March 19, 2013

StarTek Acquires Ideal Dialogue
StarTek enhances service offering

Denver, CO---StarTek (NYSE:SRT) a provider of business process outsourcing solutions announced today the acquisition of Ideal Dialogue, Co. Ideal Dialogue provides solutions for companies focused on improving their customers’ experience. The company will function as a separate division of StarTek.

“Our work with Ideal Dialogue differentiates us,” said Chad Carlson, president and CEO of StarTek. “We believe this acquisition furthers our commitment to improving the customer experience for our clients’ customers.”

Ideal Dialogue uses analysis and unique methodologies based on more than 50 years of research in the science of human communication to create engaging conversations with customers. Through this scientific approach, proven solutions designed to enable achievement of the ideal customer experience have been developed.

“Our current chief science officer, Dr. James Keaten, Associate Dean for the College of Humanities and Social Science at the University of Northern Colorado, is an expert in the field of communication,” said Ted Nardin, president of Ideal Dialogue. “Through our work with Dr. Keaten and a history of intensive study, we have discovered critical deficiencies at the core of customer service and answered these deficiencies with what we call the Ideal Dialogue Suite.”

“As a stand-alone division, Ideal Dialogue will offer their suite of services to clients focused on improving their customer engagement,” continued Carlson. “We will use Ideal Dialogue’s capabilities to enhance our StarTek Advantage System to differentiate our core service offering and aid in our daily execution for our clients.”

About StarTek
StarTek, Inc. is a global provider of business process outsourcing services with approximately 10,200 employees, whom we refer to as Brand Warriors who have been committed to making a positive impact on our clients’ business results for over 25 years.  Our mission is to enable and empower our Brand Warriors to fight for our clients’ brands every day to bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives resulting in a trusted partnership.  The StarTek Advantage System is the sum total of our culture, customized solutions and processes that enhance our clients’ customer experience.  The StarTek Advantage System is focused on improving customer experience and reducing total cost of ownership for our clients.  StarTek has proven results for the multiple services we provide including sales, order management and provisioning, customer care, technical support, receivables management, and retention programs.  We manage programs using a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support.  StarTek has delivery centers in the United States, Philippines, Canada, Costa Rica, Honduras and through its StarTek@Home workforce.